SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): June 16, 2007

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757

_____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 16,2007, Harbin Electric, Inc., a Nevada corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company and a wholly owned subsidiary of the Company (“Harbin Tech” or the “Purchaser”), Harbin Taifu Auto Electric Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“Taifu Auto” or the “Seller”) Harbin Tech Full Industry Co., Ltd., a shareholder of the Seller (“HTFI”), Tianfu Yang, Suofei Xu and Zedong Xu, shareholders of HTFI, and Tianli Yang, a shareholder of both Seller and HTFI (together with Tianfu Yang, Suofei Xu and Zedong Xu, the “Shareholders”). A copy of the Agreement is attached hereto as Exhibit 10.1. The description of this Agreement contained in this Current Report on the Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Pursuant to the terms of the Agreement, Taifu Auto has agreed to sell substantially all of its non-cash assets to Harbin Tech. In consideration for the sale of Taifu Auto’s assets, Taifu Auto will receive an aggregate purchase price consisting of (x) a cash payment in the amount of four million dollars ($4,000,000), and (y) 473,354 newly issued shares of the Company’s common stock. Based on the closing price of the Company’s common stock on Friday, June 15, 2007 of $14.67, the transaction would be valued at approximately $10,944,000, which is within the limitations established by the Company’s indenture relating to its senior secured floating rate notes.

The Company anticipates that the closing of the transaction will occur within the next three weeks in accordance with the terms of the Agreement subject to the certain closing conditions described in the Agreement.

Taifu Auto, based in Harbin, China, is a manufacturer of electric motors for various automobile applications. Taifu Auto products are used in applications such as power seat adjusters, electronic sliding doors and the company is testing motors for power steering applications. Taifu Auto holds patents in the PRC for Direct Current Motor for Automobile Seats and for Electromotor for Automobile Electric Aid Steering System.

Material Relationship

Taifu Auto, is 98% owned by HTFI which is wholly owned by the Shareholders and is controlled by the Company’s Chairman and Chief Executive Officer, Mr. Tianfu Yang. The remaining 2% of Taifu Auto is owned by Tianli Yang, a Vice President of the Company. The Shareholders are comprised of Tianfu Yang, Chief Executive Officer and director of the Company, Tianli Yang, a Vice President of the Company, Suofei Xu, a Vice President and director of the Company, and Zedong Xu, Chief Financial Officer of the Company.

On June 13, 2007, a special committee of the Board of Directors of the Company composed solely of independent directors unanimously approved the Agreement and transactions contemplated thereby and determined that the transactions contemplated by the Agreement are in the best interests of the shareholders of the Company.

On June 13, 2007, the full Board of Directors of the Company unanimously (with Mr. Tianfu Yang and Mr. Suofei Xu not participating) took action to indicate its concurrence with the Special Committee’s approval of the Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Asset Purchase Agreement, dated June 16, 2007, by and between the Company, Harbin Tech Full Electric Co., Ltd., Harbin Taifu Auto Electric Co., Ltd., Tianfu Yang, Tianli Yang, Suofei Xu, Zedong Xu and Harbin Tech Full Industry Co., Ltd.

99.1 Press release dated June 18, 2007, announcing the entry into the Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman and Chief Executive Officer

Dated: June 18, 2007

Exhibit Index

Exhibit No.	Description
10.1
Asset Purchase Agreement, dated June 16, 2007, by and between the Company, Harbin Tech Full Electric Co., Ltd., Harbin Taifu Auto Electric Co., Ltd., Tianfu Yang, Tianli Yang, Suofei Xu, Zedong Xu and Harbin Tech Full Industry Co., Ltd.

99.1	Press release dated June 18, 2007, announcing the entry into the Asset Purchase Agreement.